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                                                                    EXHIBIT 11.1

                                   REXEL INC.

                         COMPUTATION OF NET INCOME PER
                       COMMON AND COMMON EQUIVALENT SHARE

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                                     1996       1995       1994
                                                                                   ---------  ---------  ---------
Income from continuing operations................................................  $  29,396  $  21,100  $   9,258
Loss from discontinued operations................................................     --         --           (327)
                                                                                   ---------  ---------  ---------
Income before extraordinary charge...............................................     29,396     21,100      8,931
Extraordinary Charge.............................................................     --         (1,325)    --
                                                                                   ---------  ---------  ---------
Income applicable to primary common and common equivalent shares.................     29,396     19,775      8,931
Interest reduction, net of taxes, upon conversion of Convertible Subordinated
  Debentures.....................................................................                 1,182      1,960
                                                                                   ---------  ---------  ---------
Income applicable to fully diluted common shares.................................  $  29,396  $  20,957  $  10,891
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Primary shares:
Weighted average number of common shares and common share equivalents outstanding during the year
  Common (net of treasury stock).................................................     25,664     24,687     23,734
  Options........................................................................        322        262         31
                                                                                   ---------  ---------  ---------
                                                                                      25,986     24,949     23,765
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Fully diluted shares:
Weighted average number of common shares and common share equivalents outstanding during the year:
  Common (net of treasury stock).................................................     25,664     24,687     23,734
  Options........................................................................        322        262         31
  Conversion of Subordinated Debentures..........................................     --          3,265      5,225
                                                                                   ---------  ---------  ---------
                                                                                      25,986     28,214     28,990
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
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